UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 2, 2014

ALLEGHANY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-9371	51-0283071
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Times Square Tower, 17th Floor, New York, New York	10036
(Address of principal executive offices)	(Zip Code)

(212) 752-1356

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 2, 2014, Alleghany Corporation (the “Company”) agreed to sell $300 million aggregate principal amount of its 4.900% Senior Notes due 2044 (the “Senior Notes”) in an underwritten public offering (the “Offering”). The Offering was made pursuant to the Prospectus Supplement dated September 2, 2014, filed with the Securities and Exchange Commission (the “SEC”) on September 3, 2014, and the Prospectus dated August 29, 2014, filed as part of the Company’s Registration Statement on Form S-3 (File No. 333-198489) that became effective when filed with the SEC on August 29, 2014. The Offering is expected to close on September 9, 2014, subject to the satisfaction of customary closing conditions.

On September 2, 2014, in connection with the Offering, the Company entered into an Underwriting Agreement, dated September 2, 2014 (the “Underwriting Agreement”), with BMO Capital Markets Corp., Goldman, Sachs & Co., Morgan Stanley & Co. LLC and U.S. Bancorp Investments, Inc. The Underwriting Agreement contains customary representations, warranties and agreements of the Company and customary conditions to closing, indemnification rights, obligations of the parties and termination provisions. The foregoing description of the Underwriting Agreement is qualified in its entirety by reference to the full text of the Underwriting Agreement, a copy of which is attached as Exhibit 1.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

1.1	Underwriting Agreement, dated September 2, 2014, by and among Alleghany Corporation and BMO Capital Markets Corp., Goldman, Sachs & Co., Morgan Stanley & Co. LLC and U.S. Bancorp Investments, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLEGHANY CORPORATION

Date: September 8, 2014	By:	/s/ John L. Sennott, Jr.
		Name:	John L. Sennott, Jr.
		Title:	Senior Vice President and chief financial officer

INDEX TO EXHIBITS

Exhibit Number	Description

1.1	Underwriting Agreement, dated September 2, 2014, by and among Alleghany Corporation and BMO Capital Markets Corp., Goldman, Sachs & Co., Morgan Stanley & Co. LLC and U.S. Bancorp Investments, Inc.